EXHIBIT 99.2
                             SUBSCRIPTION AGREEMENT

                                                              November ___, 1999


     THIS SUBSCRIPTION AGREEMENT (the "Agreement") has been executed by the undersigned investor (the "Investor") in connection with the sale to the Investor in a private placement pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), and/or Rule 506 of Regulation D thereunder of the Series A Convertible Preferred Stock (the "Shares" or "Preferred Stock") of Belmont Bancorp, an Ohio corporation (the "Company"). The parties hereto each hereby represents, warrants and agrees as follows:

1. AGREEMENT TO SUBSCRIBE; PURCHASE PRICE. The Investor hereby subscribes for $_____________ of Series A Preferred Stock (_____________ shares at $100 per share) and agrees to pay the subscription price by wire transfer or delivery of a check to the account of the Company in accordance with its instructions.

2. THE INVESTOR'S REPRESENTATIONS AND AGREEMENTS.

     (a) The Investor understands and agrees that none of the Securities have been registered under the Securities Act, or any other applicable securities law (and that the Company has no obligation or intention to so register the Shares), and, accordingly, that they may not be offered, sold, transferred, pledged, hypothecated or otherwise disposed of unless registered pursuant to, or in a transaction exempt from registration under, the Securities Act and any other applicable securities law.

     (b) The Investor represents and warrants that the Investor is acquiring the Securities for the Investor's own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. The Investor acknowledges that each certificate evidencing the Shares shall bear a legend substantially in the following form:

     "THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED FOR SALE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE HOLDER HEREOF PROVIDES THE COMPANY WITH AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT THE PROPOSED SALE OR TRANSFER IS EXEMPT FROM SUCH REGISTRATION REQUIREMENTS."

     (c) The Investor understands that no market for the Securities has or will be developed and that the Investor may be unable to dispose of the Securities if it desires to do so.

     (d) The Investor understands that the Company believes that the Investor is an "accredited investor" within the meaning of Rule 501(a) of Regulation D by reason of the Investor's


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position as a director of the Company.  The Investor further represents that the
Investor has such knowledge and experience in financial and business matters and, in particular, those of the affairs of the Company, that it is capable of evaluating the merits and risks of an investment in the Securities. The Investor has had a reasonable opportunity to ask questions of and receive answers from senior management of the Company concerning the Company and the offering of the Securities.

     (c) The Investor understands that the investment in the Company involves a high degree of risk and no assurances have been made regarding financial performance of the Company. The Investor represents that the Investor is able to bear the economic risk of an investment in the Company.

     (d) The Investor acknowledges that the Company and others will rely upon the truth and accuracy of the foregoing acknowledgments, representations and agreements and further agrees that if, prior to the closing, any of such acknowledgments, representations and agreements made by the Investor are no longer accurate, the Investor will promptly notify the Company.

     (e) The Investor has received all information necessary to make an informed business decision with respect to an investment in the Securities, including but not limited to having been given the opportunity to (i) review the Registration Statement on Form S-2 with respect to the Company's proposed sale of Common Stock and the copy of the Designations of Rights and Preferences of the Series A Preferred Stock attached hereto as Exhibit A, and (ii) ask questions of and receive answers from senior management of the Company concerning its investment in the Company, including the terms of the Designations of Rights and Preferences, and all such questions have been answered to the full satisfaction of the Investor.

     (f) The Investor represents that the Investor has full authority to enter into this Agreement.

3. THE COMPANY'S REPRESENTATIONS AND AGREEMENTS. The Company represents, warrants and agrees as follows:

     (i) the Shares, when issued and delivered, will be duly and validly authorized, fully-paid and nonassessable and will not subject the holders thereof to personal liability by reason of being such holders;

     (ii) this  Agreement  has  been  duly  authorized,   validly  executed  and
          delivered on behalf of the Company;

    (iii) the execution and delivery of this Agreement and the consummation of the issuance of the Securities and the transactions contemplated by this Agreement do not and will not conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under, the certificate of incorporation or bylaws of the Company, or any other material agreement or instrument to which the


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          Company is a party or by which it or any of its  properties  or assets are bound, or any existing applicable decree, judgment or order of any court, federal or state regulatory body, administrative agency or other governmental body having jurisdiction over the Company or any of its properties or assets;

     (iv) no authorization, approval or consent of or filing with any federal, state or local governmental body of the United States is legally required for the issuance and sale of the Securities as contemplated by this Agreement; and

     (vi) the Company will issue one or more certificates representing the Shares in the name of the Investor in such denominations to be specified by the Investor prior to closing. The Shares will bear the restrictive legend specified in this Agreement.

4. GOVERNING LAW; INTERPRETATION. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Ohio without giving effect to rules governing the conflict of laws.


     IN WITNESS WHEREOF, this Agreement was duly executed on the date first written above.


Investor:


------------------------------
Name:


Belmont Bancorp


By:
    ------------------------------
     Name:
     Title:



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